Exhibit l.1

April 12, 2013 Nuveen California Quality Income Municipal Fund, Inc. 333 West Wacker Drive Chicago, Illinois 60606 Re: Registration Statement on Form N-2 Ladies and Gentlemen:

We have acted as counsel to the Nuveen California Quality Income Municipal Fund, Inc. (the “Fund”), a Minnesota corporation, in connection with Pre-Effective Amendment Number 1 to the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on or about April 12, 2013 (as so amended, the “Registration Statement”), with respect to the registration of 2.2 million shares of common stock (the “Shares”) of the Fund. You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Minnesota dated April 9, 2013, as to the existence and good standing of the Fund;
(b)

A certificate executed by the Secretary of the Fund, certifying as to, and attaching copies of the Fund’s By-Laws (the “By-Laws”), and the resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares (the “Resolutions”);

(c)	an opinion of counsel executed by Dorsey & Whitney LLP, special Minnesota counsel to the Fund, dated April 12, 2013; and
(d)	A printer’s proof, received April 12, 2013, of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement when filed with the Securities and Exchange Commission will be in substantially the form of the proof referred to in paragraph (d) above. We have further assumed for the purposes of this opinion that the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

April 12, 2013 Page 2

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the State of Minnesota and we express no opinion with respect to the laws of any other jurisdiction. As to all matters governed by the laws of the State of Minnesota, we are relying, with your consent, solely upon the opinion of Dorsey & Whitney LLP dated April 10, 2013 which is also being filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications and assumptions in that opinion. Further, we express no opinion as to the securities laws of the State of Minnesota.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Resolutions and Registration Statement, as described under the captions Plan of Distribution – Distribution Through At-the-Market Transactions, will be validly issued, fully paid and non-assessable by the Fund.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/ BINGHAM McCUTCHEN LLP